Exhibit 99.1

Patriot
National Bancorp, Inc.

March 4, 2025

Dear Shareholder:

On December 10, 2024, Patriot National Bancorp, Inc. (the "Company") announced a process to consider its strategic alternatives, including a potential capital raise. The Company also previously announced that, on January 14, 2025, its wholly owned subsidiary, Patriot Bank, N.A. (the "Bank"), entered into an agreement with the Office of the Comptroller of the Currency (the "OCC"), pursuant to which the Bank is required, among other things, to achieve and maintain specified capital ratios. On February 21, 2025, the Company announced that it had (i) amended its 8.5% Senior Notes Due 2026 (the "Notes") to extend the grace period for the interest payment due January 15, 2025 to April 1, 2025 and (ii) received non-binding term sheets from investors seeking to purchase shares of common stock and preferred stock for an aggregate purchase price of approximately $60 million (the "Proposed Transaction").

The Company intends to pursue the sale of (i) approximately 64,000,000 shares of common stock, at a purchase price of $0.75 per share, and (ii) approximately 250,000 shares of preferred stock, with the liquidation preference of $60 per share and convertible into 20,000,000 shares of common stock, in the aggregate, at the conversion price of $0.75 per share; provided, however, that no purchaser shall be entitled to purchase the securities issuable at closing that would cause such purchaser, including its affiliates, to acquire, or to obtain the right to acquire, more than 9.99% of the outstanding shares of its common stock or voting securities on a post-transaction basis. The Company is in the process of negotiating the Proposed Transaction, and there can be no assurance that the Company will be able to consummate the Proposed Transaction under these terms or otherwise.

If the Proposed Transaction is completed, the Company intends to use the net proceeds to: (i) invest additional capital into the Bank so that the Bank returns to well-capitalized status and has sufficient capital for stability and growth; (ii) make scheduled interest payments prior to the expiration of the grace period on the Notes; and (iii) provide the Company with additional capital to, among other things, maintain cash reserves for future debt payments.

The securities that the Company intends to offer and sell in the Proposed Transaction will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and may not be offered or sold without registration under, or an applicable exemption from the registration requirements of, the Securities Act. This letter is neither an offer to sell nor the solicitation of an offer to buy these securities or any other securities of the Company, and no offer, solicitation or sale will be made in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of these securities will be made only by means of applicable disclosure documents.

In connection with the Proposed Transaction, the Company requested and received from the Nasdaq Listing Qualifications Department an exception from the Nasdaq shareholder approval rules pursuant to the "financial viability exception" set forth in Nasdaq Listing Rule 5635(f). Absent this exception, Nasdaq Listing Rules would have required shareholder approval prior to issuance of the Company's securities in the Proposed Transaction. In order to obtain this exception, the Company was required to demonstrate to Nasdaq that the delay associated with the effort to secure shareholder approval would have seriously jeopardized its financial viability. As also required by Nasdaq, the Audit Committee of the Company's Board of Directors expressly approved the Company's reliance on this exception.

This notice to shareholders is required to be mailed to all shareholders in accordance with Nasdaq Listing Rules. The closing of the Proposed Transaction can occur no earlier than ten days following the mailing of this notice.

Thank you for your continued support,

David Lowery
Chief Executive Officer

Forward-Looking Statements

This letter includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding plans, objectives, goals, strategies, business plans, future events or performance of Patriot National Bancorp, Inc. (the "Company"). Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "targets," "designed," "could," "may," "should," "will" or other similar words and expressions are intended to identify these forward-looking statements.

Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other factors that are difficult to predict. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company's current beliefs, expectations and assumptions regarding its business, plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Many possible events or factors could affect the Company's future financial results and performance and could cause its actual results, performance or achievements to differ materially from any anticipated results expressed or implied by such forward-looking statements.

Given these factors, you should not place undue reliance on these forward-looking statements. All information set forth in this letter is as of the date of this letter. The Company undertakes no duty or obligation to update any forward-looking statements contained in this letter, whether as a result of new information, future events or changes in its expectations or otherwise, except as may be required by applicable law.